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                                                                   EXHIBIT 99.2

               POPULAR, INC. CODE OF BUSINESS CONDUCT AND ETHICS

                              INSTITUTIONAL VALUE

                        "WE OPERATE UNDER THE STRICTEST
                    RULES OF ETHICS, INTEGRITY AND MORALS.
                        OUR CLIENTS' CONFIDENCE IS MOST
                    IMPORTANT; WITHOUT IT WE CANNOT EXIST".

I. INTRODUCTION

The communities we serve recognize Popular, Inc. (hereinafter to as "Popular") as a respected institution that has always been an example of professional conduct in business practice. Our integrity has always been beyond reproach.

The Code of Ethics of Popular, Inc. reaffirms this commitment. It states the general rules to be followed by Popular employees, officers and directors in order to achieve a conduct that reflects our ethical principles.

Our Code of Ethics provides a framework for ethical business conduct and is not intended to establish rules governing every possible instance that could potentially affect the reputation of Popular. Our best guide is common sense, prudence and clarity of intention.

II. COMPLIANCE STANDARDS

The Board of Directors of Popular acting through the General Counsel and the Director of Human Resources is responsible for applying and interpreting these policies. The General Counsel and the Director of Human Resources shall designate and supervise an Ethics Officer that will be responsible of applying these policies to specific situations in which questions may arise and that will have the authority to interpret these policies in any particular situation. Any questions relating to how these policies should be interpreted or applied should be addressed to the Ethics Officer. Any Board member may direct any such questions to the General Counsel or the Director of Human Resources.

An employee who is unsure of whether a situation violates this Code should discuss the situation with the Ethics Officer to prevent possible misunderstandings and embarrassment at a later date.

Under normal circumstances, an employee who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify such violation or potential violation to his or her immediate supervisor or to the different levels of review within that entity. Provided, however, that an employee at his or her discretion, may obviate reporting the violation or potential within the organization and report it directly to the Ethics Officer. Failure to notify any violation or potential violation is in itself a violation of this Code. To encourage employees to report any violations,


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Popular will not allow retaliation for reports made hereunder in good faith. In addition, Popular may not retaliate against any Popular employee for providing information or assisting in the investigation of any law enforcement agency, regulatory agency or other governmental body relating to potential frauds against the stockholders or federal securities law violations.

III. CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's personal interest interferes or appears to interfere with the interests of Popular. Conflicts of interest are prohibited as a matter of Company policy. If a situation arises which may give rise to a potential conflict of interest, must be reviewed and approved by Popular's Board. In particular, an employee, officer or director must never use or attempt to use his or her position at Popular to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop, is required to bring the matter to the attention of Ethics Officer promptly. Furthermore, employees, officers and directors must disclose to the Ethics Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict.

IV. CORPORATE OPPORTUNITIES

Employees, officers and directors owe a duty to Popular to advance Popular's business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Popular has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using corporate property, information or their position to compete with Popular or for personal gain.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees' officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of Popular is approved beforehand by the Ethics Officer.

V. CONFIDENTIALITY

In carrying out Popular's business, employees, officers and directors often learn confidential or proprietary information about Popular, its customers, suppliers or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally

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mandated. Confidential or proprietary information of Popular, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VI.      FAIR DEALING

We have a history of success through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with Popular's customers, clients, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

All employees, officers and directors must deal with Popular's customers, suppliers, service providers, competitors and employees without regard to race, color, religion, sex, national origin, sexual orientation, age, disability, military service or marital status.

VII.     PROTECTION AND PROPER USE OF CORPORATE ASSETS

All employees, officers and directors should protect Popular's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

VIII.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS INCLUDING INSIDER TRADING
         LAWS

It is Popular's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

SECURITIES LAWS AND INSIDER TRADING. Generally, it is both illegal and against Company policy for any individual to profit from undisclosed information relating to Popular or any other company. Anyone who is aware of material nonpublic information relating to Popular may not purchase or sell any of Popular's securities. Also, it is against Company policy for any employee, officer or director, who may have inside or unpublished knowledge about any of our customers or clients or any other company, to purchase or sell the securities of those companies.

If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for Popular, you should consult with Popular's General Counsel before making any such purchase or sale.


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Directors and executive officers must familiarize themselves and comply with the more detailed requirements described in Popular's "Director and Executive
Officer Guide for Compliance with Certain Provisions of the U.S. Federal Securities Laws."

IX.      TRANSACTIONS WITH THIRD PARTIES

Employees, officers and directors shall adhere to the strictest norms of ethical conduct, including those established in this Code. Employees must also adhere to the rules of conduct of the applicable Popular, subsidiary when dealing with customers, potential customers, suppliers, competitors and fellow workers.

X.       DISCLOSURE OF FINANCIAL INFORMATION

Popular through its senior financial officers will make full, fair, accurate, timely and understandable disclosure of information that is required to be made public pursuant to federal security laws.

XI.      SOCIAL RESPONSIBILITY

The community perceives our employees, officers and directors as a representative of the Popular. Therefore, our conduct outside of work may positively or negatively impact the image of Popular and the confidence that the clients or potential clients may have in Popular. Each employee, officer and director shall lead a decorous and respectable community life. Furthermore, Popular encourages participation in organizations that promote the well being of our communities. This involvement with the community furthers our institutional values.

XII.     WAIVERS OF THIS CODE

From time to time, Popular may waive some provisions of this Code. Any employee, officer or director who believes that a waiver may be called for should contact Popular's General Counsel. Under the rules of The NASDAQ Stock Market, any waiver of the Code for executive officers or directors of Popular may be made only by the independent members of the Board of Directors and must promptly be disclosed to stockholders.

XIII.    OBSERVANCE OF THIS CODE

Observance of the provisions of this Code is of extreme importance to Popular. A violation of this Code will be regarded as a serious offense and may constitute grounds for disciplinary action, which may include termination of employment or removal from the Board of Directors.


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XIV. CONCLUSION

Protecting Popular's integrity is the responsibility of Popular's directors, executive officers and employees. Establishing the right example for this corporate culture rests initially with the Board of Directors. Accordingly, each director, executive officer and employee is required to certify annually that he or she has read, understood and followed this Code of Business Conduct and Ethics.


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